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ADM Board of Directors Nominates Debra A. Sandler to Board

•	Thomas F. O’Neill, who has served as a director for 11 years, will not stand for re-election

CHICAGO, March 28, 2016—Archer Daniels Midland Company (NYSE: ADM) today announced that its Board of Directors has nominated Debra A. Sandler to stand for election to the board at its upcoming Annual Stockholders’ Meeting on May 5, 2016. Sandler’s prior experience includes senior leadership positions at Mars, Inc., Johnson & Johnson, and PepsiCo. Most recently she served as Chief Health and Wellbeing Officer at Mars, after serving there as Chief Consumer Officer and President of Mars Chocolate North America. Sandler currently sits on the board of Gannett Co., Inc.

ADM also announced that Thomas F. O’Neill, who has served as an ADM director since 2004, has informed the board that he will not seek re-election at the Annual Stockholders’ Meeting.

“We are delighted that Debra Sandler has agreed to stand for election to our board,” said ADM Chairman and CEO Juan Luciano. “If elected by our shareholders, she will bring valuable industry leadership in the consumer packaged goods sector, which will be a great asset as ADM enhances its presence in the food ingredient space.” Luciano added, “On behalf of the entire board, I would like to thank Tom O’Neill for his years of dedicated service to our company. He has made significant contributions to our growth and success, including his tireless efforts as chairman of the Audit Committee.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 32,300 employees serving customers in more than 160 countries. With a global value chain that includes 428 crop procurement locations, 280 ingredient manufacturing facilities, 39 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484